EXHIBIT 16.1

RBSM LLP

NEW YORK, NY

July 8, 2011

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Divine Skin, Inc., (the “Company”) Form 8-K dated June 29, 2011, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/S/ RBSM LLP